Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MATT BOOTY NAMED INTERIM CEO OF MIDWAY
Chicago, Illinois, March 20, 2008 — Midway Games Inc. (NYSE: MWY) today announced that Matthew V. Booty has been named Interim Chief Executive Officer and President, and that the company’s Board of Directors has commenced a search for a new Chief Executive Officer and President.
“Dynamic new leadership is needed to bring Midway to its full potential,” said Shari Redstone, Chair of the Board. “I believe that Midway has the resources and creative capability to once again be competitive with the best in the videogame business. The Board is confident that a new CEO will be selected who can fully utilize the opportunities presented by this next-generation console cycle to renew Midway’s position as a major player in the videogame industry.”
Sumner M. Redstone, Chairman of the Board and CEO of National Amusements, Inc., the controlling shareholder of Midway, said, “I look forward to helping Midway’s Board choose an outstanding new CEO and am pleased that we already have some highly qualified candidates in mind. Our new leader must have the proven capabilities and track record to lead Midway and to reclaim its place in the forefront of the fast growing videogame industry.”
“I am excited to have the opportunity to lead our game teams and talented associates as we roll out our 2008 releases,” said Matt Booty. “Our plans include significant front-line releases, ambitious new intellectual properties, reinvigorated franchises with well-established fan bases, and new offerings in the casual games space.”
Mr. Booty has served Midway in progressively more responsible positions since 1991, most recently as Senior Vice President — Worldwide Studios. He succeeds David F. Zucker, who is leaving the company.

ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers, decisions by Sumner Redstone or his affiliates with respect to his ownership or trading of our common stock and other risks more fully described under “Item 1A. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in any more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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